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                                                                      EXHIBIT 23

[LETTERHEAD OF PEAT MARWICK LLP APPEARS HERE]



The Board of Directors
CDI Corporation--Michigan Retirement Savings Plan:

We consent to the use of our report dated September 2, 1994, relating to the statement of net assets available for plan benefits as of December 31, 1993, and the related statement of changes in net assets available for plan benefits for the seven months then ended, as part of the CDI Corporation--Michigan Retirement Savings Plan annual report on Form 11-K for the seven months ended December 31, 1993.


                                      /s/ KPMG PEAT MARWICK LLP

September 2, 1994


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